EXHIBIT 3.4
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CPM HOLDINGS, INC.
June 17, 2004
     The undersigned, being the duly elected President of CPM Holdings, Inc. (the “Corporation”), pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:
     1. The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on March 14, 2001, amended and restated on February 20, 2003 and further amended on December 31, 2003 (as so amended, the “Certificate of Incorporation”).
     2. On May 20, 2004, in the manner prescribed by Sections 242 and 245 of the DGCL, resolutions (the “Amending Resolutions”) were duly adopted by the Board of Directors and stockholders of the Corporation, respectively, duly adopting this Certificate of Amendment and amending the Certificate of Incorporation as herein provided.
     NOW THEREFORE: to effect the Amending Resolutions, paragraph one (1) of Article FOURTH of the Corporation’s Certificate of Incorporation shall be deleted in its entirety and replaced with the following:
     “FOURTH:
     1. Authorized Shares. The total number of shares that the Corporation shall have the authority to issue is one million one hundred thousand (1,100,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”).”
     Except as set forth herein, the remaining paragraphs of the Corporation’s Certificate of Incorporation shall not be amended, modified or otherwise altered.
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     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed on the date first written above.

/s/ Richard W. Gaenzle, Jr.

Richard W. Gaenzle, Jr., President
ATTEST:

/s/ Eric L. Bunting
Eric L. Bunting, Vice President